Exhibit 12.1

Nelson Mullins Riley & Scarborough LLP

150 Fourth Avenue, North, Suite 1100

Nashville, TN 37219

(615) 664-5300

September 30, 2020

Collectable Sports Assets, LLC

c/o Jason Epstein

333 Westchester Avenue

Suite W2100

White Plains, NY 10604

Re: Post Effective Amendment No. 2 to Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as special counsel to Collectable Sports Assets, LLC, a Delaware series limited liability company (the “Company”) in connection with the filing of an Amendment No. 2 (the “Amendment”) to the Offering Statement on Form 1-A/A (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq. (“Regulation A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Amendment relates to the proposed issuance and sale by the Company (the “Offering”) of three additional series of the Company’s Interests (as defined in the Amended and Restated Limited Liability Company Agreement of the Company dated as of July 7, 2020, as further amended (as amended to date, the “Operating Agreement”) and an amendment to one of the existing series, all as further described in the series designations: (i) Series #KAWHIBASKET; (ii) Series #LUKAROOKIE; (iii) Series #MAHOMESROOKIE; and (iv) Series #MAGICBIRDDRJ (item (i) being referred to in this opinion letter as the “Amended Series”); each of items (ii) through (iv) being referred to in this opinion letter individually as a “Series”, and collectively, as the “Additional Series”) attached to the Operating Agreement (or to an amendment to the Operating Agreement (each referred to in this opinion letter as a “Series Designation”, and collectively, as the “Series Designations”)).  We assume that the Amended Series Interests and the Additional Series Interests will be sold as described in the Offering Statement and Amendment and pursuant to a Subscription Agreement, substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the Additional Series Interests (each referred to in this opinion as a “Subscription Agreement”, and, collectively, the “Subscription Agreements”).

In connection with the Offering, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Formation of the Company, (ii) the Operating Agreement and amendments and exhibits thereto, (iii) the Series Designations, (iv) corporate proceedings, including the resolutions of the managing member of the Company, with respect to the Offering, and (v) such other documents, instruments and records as we have deemed necessary to enable us to render the opinions contained in this opinion letter.  We have also relied upon, when and where appropriate, certificates and other assurances of representatives of the manager of the Company and others as to certain factual matters without having independently verified such factual matters.  We have also reviewed the Offering Statement, the Amendment and the form of Subscription Agreement as filed with the Commission. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents, the completeness of all records and other information made available to us by the Company on which we have relied, the genuineness of all signatures, the legal capacity of all signatories who are natural persons and the due execution and delivery of all documents.

We have assumed that (i) the factual statements of the Company contained in the Offering Statement and Amendment are true and correct, (ii) the Offering Statement, as amended by the Amendment will be and remain qualified under the Securities Act, and (iii) the Company will receive the required consideration for the issuance of such Amended Series Interests and Additional Series Interests at or prior to the issuance thereof.  We have relied upon certificates of, and information received from, the Company and/or representatives of the Company when relevant facts were not otherwise independently established.  We also have relied on information obtained from public officials and other sources believed by us to be reliable as to other questions of fact.  We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company, representatives of the Company and/or public officials and do not opine as to the accuracy of such factual matters.

Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of Tennessee and we do not purport to be experts on, or to express any opinion in this opinion letter concerning, the laws of any jurisdiction other than the laws of the State of Tennessee, the federal law of the United States, and the Delaware Limited Liability Company Act (the “Delaware Act”).  We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.  We are opining only as to the matters expressly set forth in this opinion letter and we express no opinion as to any matter not expressly opined on in this opinion letter.

Based upon and subject to the foregoing, and the other qualifications and limitations contained in this opinion letter, we are of the opinion that:

(1)	the Amended Series Interests and the Additional Series Interests have been authorized by all necessary limited liability company action of the Company.

(2)	When the Offering Statement, as amended by the Amendment, is qualified under the Securities Act and the Amended Series Interests and the Additional Series Interests are issued and sold in accordance with the terms set forth in the Operating Agreement, the respective Series Designations and respective Subscription Agreements and the Company has received payment therefor in the manner contemplated in the Offering Statement, as amended by the Amendment, (a) the Amended Series Interests and the Additional Series Interests will be legally issued, and (b) purchasers of the Amended Series Interests and the Additional Series Interests (i) have no obligation to make payments to the Company (other than their purchase price for the Amended Series Interests and the Additional Series Interests), or contributions to the Company, solely by reason of their ownership of the Amended Series Interests and the Additional Series Interests or their status as members of the Company, and (ii) will have no personal liability for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being members of the Company.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Amendment. In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
Nelson Mullins Riley & Scarborough LLP